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                                  EXHIBIT 12.1

   STATEMENT OF COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                             DIVIDEND REQUIREMENTS
   FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

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                                                                                 FOR THE TWELVE MONTHS ENDED
                                                                             DECEMBER 31, 1998  DECEMBER 31, 1997
                                                                             -----------------  -----------------
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Net income.................................................................     $    83,465         $  37,547
Interest expense...........................................................          67,533            33,977
                                                                                   --------           -------
Earnings before interest...................................................         150,998            71,524

Interest expense...........................................................          71,169            33,977
Interest portion of rentals................................................             150                --
Preferred dividends........................................................           3,500            10,160
                                                                                   --------           -------
Fixed charges..............................................................          74,819            44,137

Earnings to fixed charges and preferred stock dividend requirements........            2.02              1.62
                                                                                   --------           -------
                                                                                   --------           -------
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